Exhibit 10.62

«Name»
Fidelity National Information Services, Inc. Restricted Stock Award
Notice of Restricted Stock Grant

You (the “Grantee”) have been granted the following award of restricted Common Stock (the “Restricted Stock”) of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Performance-Based Restricted Stock Award Agreement:

Number of shares awarded:	«Shares»

Date awarded ("Grant Date"):	«Date»

Vesting Schedule and Period of Restriction:	See Exhibit A

This document is intended as a summary of your individual restricted stock award. If there are any discrepancies between this summary and the provisions of the formal documents of this award, including the Performance-Based Restricted Stock Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.
Fidelity National Information Services, Inc.
2008 OMNIBUS INCENTIVE PLAN
Restricted Stock Award Agreement

Section 1.	GRANT OF RESTRICTED STOCK
(a) Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice of Restricted Stock Grant.
(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2.	FORFEITURE AND TRANSFER RESTRICTIONS
(a) Forfeiture.
(i)If the Grantee resigns as a director, the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such resignation.
(ii)If (A) the Grantee's service as a director is terminated due to the Grantee's death or Disability, and (B) the Performance Restriction (as defined in Exhibit A) has been satisfied as of the date of the Grantee's termination of service, then a portion of the Shares which on the date of termination of service remain subject to a Time-Based Restriction (as defined in Exhibit A) shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):
(A x B) - C, where
A = the total number of Shares granted under this Agreement,
B = the number of completed months to the date of termination of service since the Effective Date of Grant divided by 36, and

C = the number of Shares granted under this Agreement which vested on or prior to the date of termination of service.
If the Performance Restriction has not been satisfied as of the date of the Grantee's termination of service due to the Grantee's death or Disability, then all of the Shares shall be forfeited to the Company, for no consideration.
(iii)If the Grantee's service as a director is terminated for any reason other than death, Disability, or the Director's resignation, (A) the Time-Based Restrictions shall be deemed to have been satisfied as of the date of termination of service, and (B) all Shares shall continue to be subject to the Performance Restriction. Upon a lapse of a period of Restriction (including a lapse upon a Change of Control), all Shares shall vest and become free of forfeiture and transfer restrictions contained in this Agreement on the date of employment termination.
(iv)The term “Disability” shall mean the inability to perform the Grantee's duties as a Director due to a physical or mental illness for a period of at least six (6) months as determined in the sole discretion of the majority of the members (excluding Grantee) of the Board.
(v)If the Performance Restriction is not satisfied, then all Shares shall be forfeited to the Company, for no consideration.
(b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction.
(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant. Subject to the terms of the Plan, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Period of Restriction or other restriction imposed on the Restricted Stock that has not previously been forfeited shall lapse.

Section 3.	STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee's name in a restricted book-entry account at the Company's transfer agent.

Section 4.	SHAREHOLDER RIGHTS
Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.

Section 5.	DIVIDENDS
(a) Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b) Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c) Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d) Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6.	MISCELLANEOUS PROVISIONS
(a) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee's acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.
(b) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(c) Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(d) Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
(e) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(f) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(g) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(h) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

This grant is subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

In order for the Restricted Stock to vest, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved 2010 Operating Income (as defined below) during the period from January 1, 2010 to December 31, 2010 in an amount equal to or greater than $1.550 billion (with a starting point of July 1, 2010 using a base Operating Income for the period from January 1, 2010 to June 30, 2010 of $748,500,000) (the “Performance Restriction”). The “Operating Income” measurement means Operating income from the Company determined in accordance with GAAP as reported in the Company's financial statements, plus depreciation and amortization, merger and acquisition-related costs, asset impairment charges, costs associated with the leveraged recapitalization and tender offer announced by the Company on July 6, 2010, and excluding other non-GAAP adjustments, in a manner consistent with the determination of Adjusted EBITDA in the Company's five-year business plan. Additionally, changes to the basis of measurement shall be excluded (such as prospective merger and acquisition costs, divestitures, currency, and accounting adjustments, and added expense of the equity grant made by the Company on July 21, 2010, over the existing five-year plan expense), with the goal being to measure on a consistent basis the Company's performance against the existing five-year business plan. The Committee will evaluate whether the Operating Income has been achieved following the completion of the Company's audit for the year ending December 31, 2010.

Time-Based Restrictions

Anniversary Date	% of Restricted Stock
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.34%

Vesting

If the Operating Income, as defined above, for the year ended December 31, 2010 has been achieved, the percentage of the Restricted Stock indicated next to each Anniversary Date shall vest on such indicated anniversary date (such three year vesting schedule referred to as the “Time-Based Restrictions”). If the Operating Income for the year ended December 31, 2010 has been not achieved, none of the Restricted Stock granted hereunder shall vest and, for no consideration, will be automatically forfeited to the Company.